Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-38668

                       Neurobiological Technologies, Inc.

              Supplement No. 1 to Prospectus Dated October 16, 2000

         This supplement amends certain information contained in our prospectus, dated October 16, 2000, registering for resale shares of our common stock. This supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. The table under the caption "Selling Stockholders" on page 8 of the prospectus is hereby amended by: (i) adding to the table the stockholders identified below on Schedule 1, and (ii) amending and restating the security holdings of those stockholders identified below on Schedule 2.

Schedule 1

Stockholder            Number of Shares Beneficially                    Number of Shares Offered
                       Owned Prior to the Offering (2)   Percent (1)    Pursuant to this Registration

Aries Select Ltd.               568,686                    3.3                   568,686
Aries Select I, LLC             246,908                    1.4                   246,908

--------
(1) Based on 17,474,753 shares of common stock outstanding as of April 30, 2001.
(2) Consists of currently exercisable warrants to purchase common stock.
 *  Less than 1%.

Schedule 2

Stockholder              Number of Shares Beneficially                   Number of Shares Offered
                         Owned Prior to the Offering (2)  Percent (1)   Pursuant to this Registration

Aries Domestic Fund, L.P.       141,100                      *                   141,000
Aries Domestic Fund II, L.P.     11,000                      *                    11,000
Aries Master Fund               347,900                     2.0                  347,900

--------
(1) Based on 17,474,753 shares of common stock outstanding as of April 30, 2001.
(2) Consists of currently exercisable warrants to purchase common stock.
 *  Less than 1%.


         Information concerning the selling stockholders is based upon information provided to us by the stockholders. This information may change from time to time and any changed information of which we are apprised will be set forth in future prospectus supplements if and when necessary.

             The date of this prospectus supplement is May 18, 2001